Exhibit 16.1

July 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Burzynski Research Institute, Inc. pursuant to Form 8-K dated July 24, 2025, which we understand will be filed with the Securities and Exchange Commission. We agree with the contents of item 4.01 on Form 8-K.

Pannell Kerr Forster of Texas, P.C

Houston, Texas